UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 9, 2005
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Holliday Towne Center, Duncansville, Pennsylvania

On February 11, 2005, we purchased an existing shopping center known as Holliday Towne Center, containing 83,122 of gross leasable square feet. The center is located at 1264 Old Route 22 in Duncansville, Pennsylvania.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $14,727,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $177 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Martin's Food, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Martin's Food	54,322	65	15.70	11/03	10/23

For federal income tax purposes, the depreciable basis in this property will be approximately $11,045,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Holliday Towne Center was built in 2003. As of February 1, 2005, this property was 85% occupied, with a total of 70,322 square feet leased to eight tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
FlexCheck	1,200	12/07	16,800	14.00
H&R Block	1,200	04/08	15,600	13.00
Movie Gallery	4,000	11/08	52,000	13.00
Holiday Hair	1,200	11/08	25,200	21.00
Fox's Pizza Den	1,600	11/09	22,400	14.00
Isabella's Hallmark	3,600	12/09	43,200	12.00
STS Tanning	3,200	01/11	38,656	12.08
Martin's Food	54,322	10/23	852,855	15.70

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Village at Quail Springs, Oklahoma City, Oklahoma

On February 9, 2005, we purchased an freestanding retail building known as Village at Quail Springs, containing 100,671 of gross leasable square feet. The center is located at 2201 West Memorial Road in Oklahoma City, Oklahoma.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $10,450,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $104 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Best Buy and Gordmans, each lease 100% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
				Base Rent
	Approximate			Per Square
	GLA Leased	% of Total	Renewal	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Options	Annum ($)	Beginning	To

Best Buy	45,545	45	3/5 yr.	5.75	11/04	01/15

Gordmans	55,126	55	4/5 yr.	9.10	10/03	01/14

For federal income tax purposes, the depreciable basis in this property will be approximately $7,838,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Item 9.01. Financial Statements, ProForma Financial Information and Exhibits
  Financial Statements

No audited financial statements are required due to immateriality of each property's operations for Village of Quail Springs and Holliday Towne Center under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Principal Accounting Officer
Date:	February 9, 2005